EXHIBIT 23(b)

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 21, 2003 relating to the financial statements and financial statement schedule of Energen Corporation’s Annual Report on Form 10-K for the year ended December 31, 2002. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PRICEWATERHOUSECOOPERS LLP

April 23, 2003

Birmingham, AL